FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-33940


            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 25, 2000


                                2,843,301 shares

                              XYBERNAUT CORPORATION

                     common stock, par value $0.01 per share

                            ------------------------

         This prospectus supplement supplements our prospectus dated April 25, 2000 relating to the resale by certain selling stockholders of up to 2,843,301 shares of our common stock, par value $0.01 per share, which may be offered and sold from time to time by certain of our stockholders or by their pledgees, donees, transferees or other successors in interest that receive the shares as a gift, partnership distribution or other non-sale related transfer. We will receive no part of the proceeds from any of the sales of these shares. The "Selling Stockholders" section of the original prospectus is hereby amended and supplemented to reflect a correction in the name of one of the selling stockholders contained in the table of the "Selling Stockholders" section of the original prospectus. This prospectus supplement should be read in conjunction with the original prospectus, and this prospectus supplement is qualified by reference to the original prospectus except to the extent that the information supersedes the information contained in the original prospectus.

            The date of this prospectus supplement is July 19, 2000.

                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-33940


                              SELLING STOCKHOLDERS

         The table of "Selling Stockholders" in the prospectus is hereby amended and supplemented to reflect a correction in the name of one of the selling stockholders from "International Business Solutions, Inc." to "NWCS LLC," as shown in the table below.

         Except as set forth in this prospectus supplement with respect to the correction in the name of one of the selling stockholders from "International Business Solutions, Inc." to "NWCS LLC" contained in the table of "Selling Stockholders," there is no change to the section entitled "Selling Stockholders" in the original prospectus. We may amend or supplement the original prospectus or the prospectus supplement from time to time to update the disclosure set forth therein and herein.

                                                            Percentage of                          -------------------
                                 Shares of Common Stock     Common Stock                            Shares of Common
                                   Beneficially Owned    Beneficially Owned   Shares of Common     Stock Beneficially
                                   Prior to Offering        Prior to the      Stock to be Sold           Owned
                                                              Offering                               after Offering
                                                                                                   -------------------
                                                                                                   Number     Percent
                                 -------------------------------------------------------------------------------------
NWCS LLC (5)                               144,000 (8)                *         144,000 (11)         0           *

          *       Less than 1%.

         (5)      Benjamin Cohen is the director and control person of NWCS LLC.

         (8) Represents the number of shares of common stock issuable upon exercise of warrants. These warrants are currently exercisable with respect to 20,000 shares of common stock. See - "Description of Securities".

         (11) Assumes that the selling stockholder will exercise all of its warrants into common stock.


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